SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 5, 2013  (Date of earliest event reported)

Commission File No.: 0-25969

RADIO ONE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-1166660 (I.R.S. Employer Identification No.)

1010 Wayne Avenue
14th Floor
Silver Spring, Maryland 20910
(Address of principal executive offices)

(301) 429-3200
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Bonus Awards for 2012

On March 5, 2013, the compensation committee (the “Compensation Committee”) of the Board of Directors of Radio One, Inc. (the “Company” or “Radio One”) awarded cash bonuses to Alfred C. Liggins, III, Chief Executive Officer (the “CEO”), and Catherine L. Hughes, Founder and Chairperson (the “Founder”) for the year-ended December 31, 2012.  In making 2012 annual bonus decisions, the Compensation Committee considered the applicable performance criteria as set forth in the CEO’s and Founder’s 2008 employment agreements (the “2008 Employment Agreements”).  However, given that the 2008 Employment Agreements had an initial three year term expiring April 15, 2011 and had not been updated, the Compensation Committee also exercised discretion to reflect a number of factors not contemplated by the 2008 Employment Agreements.  The 2008 Employment Agreement Performance Criteria and Additional Considerations for each of the Founder and CEO are set forth below.

2008 Employment Agreement Performance Criteria and Additional Considerations for the Founder.  The Founder’s 2008 Employment Agreement provided for an annual cash bonus payable at the discretion of the board up to a maximum of $250,000.  Under the terms of her 2008 Employment Agreement, in exercising its discretion whether or not to pay the Founder such bonus, the Compensation Committee generally considered the Company’s overall performance for a given fiscal year and the Founder’s contributions to the success of the Company.  In addition to the Founder’s strategic leadership, guidance, and promotion of the Company, she has been actively involved in the sales activities of One Solution, the Company’s national sales platform.  The Compensation Committee determined that the Founder has been an integral part of the One Solution sales team and her efforts have resulted in significant advertising commitments and revenue generation.  As such, the Compensation Committee concluded that the Founder’s annual discretionary cash bonus amount should be increased to a maximum of $500,000 for the year-ended December 31, 2012.

2008 Employment Agreement Performance Criteria and Additional Considerations for the CEO.  The Compensation Committee establishes the bonus level for the CEO.  Under the terms of his 2008 Employment Agreement, the CEO’s bonus award could not in the aggregate exceed his annual base salary or $980,000.  Under the 2008 Employment Agreement, the CEO’s bonus award had two components. The first component, equaling 50% of the award (or approximately $500,000), was based on the achievement of pre-established individual and Company performance goals, as determined by the Compensation Committee in consultation with the CEO (the “Performance Goals Portion”).  For calendar year 2012, the elements and allocations of the Performance Goals Portion were unchanged from prior years as follows: (i) Company consolidated performance as measured by performance against each of budgeted revenue, expenses and cash flow - allocation equaled 15% (5% per measure) or maximum payout of $75,000; (ii) radio market performance against the top half of publicly reporting radio companies - allocation equaled 15% or maximum payout of $75,000; (iii) balance sheet management measured by compliance with bank covenants, resource allocation, asset dispositions, stock buy backs and debt retirement - allocation equaled 20% or maximum payout of $100,000; (iv) TV One performance measured by performance against budgeted revenue and achievement of budgeted EBITDA allocation equaled 25% (12.25% per measure) or maximum payout of $125,000; and (v) interactive group performance measured by performance against budgeted revenue, expenses and cash flow - allocation equaled 25% (8.33% per measure) or maximum payout of $125,000.   The second component, equaling the balance of the award, is determined at the discretion of the Compensation Committee.  Under the 2008 Employment Agreement, in determining the amount of the discretionary portion of the CEO’s bonus, the Compensation Committee was permitted to consider factors such as “over-performance” versus all or any one of the pre-established individual and Company performance goals under the Performance Goals Portion of the bonus.  Since the 2008 Employment Agreement, the CEO has taken on additional responsibilities not contemplated by the 2008 Employment Agreement. Specifically, since the March 2012 departure of the Company’s President – Radio Division of the Company, the CEO has assumed the responsibilities associated with that position.  Further, since the November 2012 departure of TV One’s chief executive officer, the CEO has assumed the responsibilities of overseeing the day to day operations of TV One as well.  Given the CEO’s assumption of such significant additional duties, the Compensation Committee felt it appropriate to increase the maximum amount payable under the discretionary portion of the CEO’s bonus to $1,000,000.

In considering the below described performance criteria for the CEO and Founder, the Compensation Committee made the following observations in determining performance-based bonus compensation:

(i)        The Compensation Committee considered the radio division’s 2012 operating performance versus our 2012 business plan.  In this regard, the Compensation Committee noted that the radio division had met its EBITDA plan for the calendar year-ended December 31, 2012.

(ii)        The Compensation Committee considered that for fourth quarter 2012 core radio revenues were up by 11.0% and the Company outperformed the markets in which it operates by 820 basis points leading to revenues being up 7.0% for calendar year 2012 versus a 0.9% increase in revenues in the markets in which the Company operates.

(iii)        The Compensation Committee considered that on December 19, 2012, the Company closed upon an amendment to its senior credit facility providing the Company with further operational flexibility given uncertainty in the macroeconomic environment.  Further, the Compensation Committee considered the Company’s compliance with the financial covenants contained in its credit facility.  In noting the Company’s covenant compliance, the Compensation Committee also noted that the Company elected to take less than the maximum possible dividends from TV One throughout the year ended December 31, 2012 and to defer those dividend receipts to future periods as a management tool to ensure covenant headroom in future periods.

(iv)        With respect to the performance of TV One, the Compensation Committee noted that TV One’s revenues were up 8% and the division’s EBITDA increased to approximately $40 million.

(v)        With respect to the performance of Interactive One, the Compensation Committee noted that our internet business generated approximately $19.9 million in net revenue for the year ended December 31, 2012, compared to approximately $17.5 million during the same period in 2011, an increase of 13.7%.  However, the Compensation Committee also noted that the internet business underperformed with respect to budgeted revenue and EBITDA goals.

With respect to the discretionary portion of the CEO’s 2012 bonus, the Compensation Committee considered a number of other factors, including but not limited to: (i) the Company’s significant over-performance versus the markets in its core radio division; (ii) the sale of the assets of one of its Columbus, Ohio radio stations, WJKR-FM (The Jack, 98.9 FM); (iii) the Company’s purchase of additional shares of Reach Media, Inc. (“Reach Media”) increasing the Company’s ownership in Reach Media from approximately 53% to 80%; (iv) the Company’s restructuring of its syndication programming network to more effectively leverage its corporate sales team; (v) the Company’s successful LMAs in the Detroit and Charlotte markets, each leading to enhanced revenue generation in those markets; (vi) the Company’s continued successes in cost containment efforts, including cost reductions associated with the CEO’s assumption of additional duties; and (vii) the Company’s successes in making certain operational personnel adjustments and new hires.  With all of the above factors in mind, the Compensation Committee made the determination to pay cash bonuses to the CEO and the Founder in the amounts of $1,500,000 and $500,000, respectively, representing a full payout of their bonus potential.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RADIO ONE, INC.
/s/ Peter D. Thompson
March 11, 2013	Peter D. Thompson
Chief Financial Officer and Principal Accounting Officer